UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                        Under the Securities Act of 1934
                                (Amendment No. )

                           RADISYS CORPORATION (RSYS)
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    750459109
                                 (CUSIP Number)

                                David Nierenberg
                               The D3 Family Funds
                               19605 NE 8th Street
                                 Camas, WA 98607
                                  360-604-8600
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  July 27, 2005
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: |_|

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    584,750 common shares (2.89%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           584,750
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,171,300 shares (5.80%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.80%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Retirement Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    170,250 common shares (0.84%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           170,250
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,171,300 shares (5.80%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.80%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Children's Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    43,500 common shares (0.22%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           43,500
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,171,300 shares (5.80%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.80%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Offshore Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    283,900 common shares (1.41%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           283,900
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,171,300 shares (5.80%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.80%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Bulldog Fund, L.P. ((David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    88,900 common shares (0.44%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           88,900
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,171,300 shares (5.80%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.80%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.     Security and Issuer.

            Common stock in RADISYS CORPORATION (RSYS) 5445 N.E. Dawson Creek Drive, Hillsboro, OR 97124.

Item 2.     Identity and Background.

            The D3 Family Fund, L.P. is a Washington State limited partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3.     Source and Amount of Funds or Other Consideration

            Source of funds is money invested in the partnership by its partners.

Item 4.     Purpose of Transaction

            For investment purposes.

Item 5.     Interest in Securities of the Issuer.

            (a,b) The D3 Family Fund, L.P. owns and has sole voting and dispositive power over 584,750 common shares of RSYS.

            (c)  Date            Shares Bought        Price
                 ----            -------------        -----
            -----------------------------------------------------
                 6/21/05          73,600               15.02
            -----------------------------------------------------
                 6/22/05          84,000               15.07
            -----------------------------------------------------
                 6/23/05          22,300               15.06
            -----------------------------------------------------
                 6/24/05          31,400               14.99
            -----------------------------------------------------
                 6/27/05          10,600               15.02
            -----------------------------------------------------
                 7/1/05           38,500               16.40
            -----------------------------------------------------
                 7/5/05           5,100                16.77
            -----------------------------------------------------
                 7/6/05           3,500                17.10
            -----------------------------------------------------
                 7/7/05           7,450                17.27
            -----------------------------------------------------
                 7/8/05           4,930                17.77
            -----------------------------------------------------
                 7/11/05          18,000               17.74
            -----------------------------------------------------
                 7/12/05          54,000               17.52
            -----------------------------------------------------
                 7/13/05          5,650                17.52
            -----------------------------------------------------
                 7/14/05          8,100                17.45
            -----------------------------------------------------
                 7/15/05          11,100               17.43
            -----------------------------------------------------
                 7/18/05          17,670               17.47
            -----------------------------------------------------
                 7/19/05          14,200               17.44
            -----------------------------------------------------

            -----------------------------------------------------
                 7/20/05          7,000                17.65
            -----------------------------------------------------
                 7/21/05          19,300               17.70
            -----------------------------------------------------
                 7/22/05          15,200               17.60
            -----------------------------------------------------
                 7/25/05          17,250               17.65
            -----------------------------------------------------
                 7/26/05          20,100               17.79
            -----------------------------------------------------
                 7/27/05          40,000               17.89
            -----------------------------------------------------
                 7/28/05          55,800               17.75
            -----------------------------------------------------

            (d) N/A

            (e) N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

            N/A

Item 7.     Material to be Filed as Exhibits

            N/A

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in the Statement is true, complete and correct.


      August 10, 2005                     /s/ DAVID NIERENBERG
      ---------------                     --------------------------------------
                                          David Nierenberg
                                          President
                                          Nierenberg Investment Management
                                          Company, Inc., the General Partner of
                                          The D3 Family Fund, L.P

Item 1.     Security and Issuer.

            Common stock in RADISYS CORPORATION (RSYS) 5445 N.E. Dawson Creek Drive, Hillsboro, OR 97124.

Item 2.     Identity and Background.

            The D3 Family Retirement Fund, L.P. is a Washington State limited partnership, whose principal Business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3.     Source and Amount of Funds or Other Consideration

            Source of funds is money invested in the partnership by its partners.

Item 4.     Purpose of Transaction

            For investment purposes.

Item 5.     Interest in Securities of the Issuer.

            (a,b) The D3 Family Retirement Fund, L.P. owns and has sole voting and dispositive power over 170,250 common shares of RSYS.

            (c)   Date               Shares Bought       Price
                  ----               -------------       -----
            ----------------------------------------------------------
                  6/21/05            23,100              15.03
            ----------------------------------------------------------
                  6/22/05            26,300              15.08
            ----------------------------------------------------------
                  6/23/05            7,000               15.06
            ----------------------------------------------------------
                  6/24/05            9,500               14.99
            ----------------------------------------------------------
                  6/27/05            3,300               15.02
            ----------------------------------------------------------
                  7/1/05             12,100              16.41
            ----------------------------------------------------------
                  7/5/05             1,600               16.78
            ----------------------------------------------------------
                  7/6/05             1,000               17.12
            ----------------------------------------------------------
                  7/7/05             1,575               17.28
            ----------------------------------------------------------
                  7/8/05             1,560               17.78
            ----------------------------------------------------------
                  7/11/05            3,000               17.75
            ----------------------------------------------------------
                  7/12/05            16,200              17.52
            ----------------------------------------------------------
                  7/13/05            1,700               17.54
            ----------------------------------------------------------
                  7/14/05            6,200               17.45
            ----------------------------------------------------------
                  7/15/05            3,450               17.44
            ----------------------------------------------------------
                  7/18/05            5,480               17.47
            ----------------------------------------------------------

            ----------------------------------------------------------
                  7/19/05            4,535               17.45
            ----------------------------------------------------------
                  7/20/05            2,000               17.66
            ----------------------------------------------------------
                  7/21/05            6,000               17.71
            ----------------------------------------------------------
                  7/22/05            4,800               17.60
            ----------------------------------------------------------
                  7/25/05            5,350               17.65
            ----------------------------------------------------------
                  7/26/05            2,500               17.80
            ----------------------------------------------------------
                  7/28/05            22,000              17.75
            ----------------------------------------------------------

            (d) N/A

            (e) N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

            N/A

Item 7.     Material to be Filed as Exhibits

            N/A

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


  August 10, 2005                     /s/ DAVID NIERENBERG
-------------------                   ------------------------------------------
Date                                  David Nierenberg
                                      President
                                      Nierenberg Investment Management Company,
                                      Inc., the General Partner of the D3 Family
                                      Retirement Fund, L.P.

Item 1.     Security and Issuer.

            Common stock in RADISYS CORPORATION (RSYS) 5445 N.E. Dawson Creek Drive, Hillsboro, OR 97124.

Item 2.     Identity and Background.

            The D3 Children's Fund, L.P. is a Washington State limited partnership, whose principal business is investing in the equities of public micro-cap Issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3.     Source and Amount of Funds or Other Consideration

            Source of funds is money invested in the partnership by its partners.

Item 4.     Purpose of Transaction

            For investment purposes.

Item 5.     Interest in Securities of the Issuer.

            (a,b) The D3 Children's Fund, L.P. owns and has sole voting and dispositive power over 43,500 common shares of RSYS.

            (c)    Date           Shares Bought      Price
                   ----           -------------      -----
            ------------------------------------------------------
                   6/21/05        5,500              15.03
            ------------------------------------------------------
                   6/22/05        6,300              15.08
            ------------------------------------------------------
                   6/23/05        1,600              15.07
            ------------------------------------------------------
                   6/24/05        2,300              15.00
            ------------------------------------------------------
                   6/27/05        1,000              15.04
            ------------------------------------------------------
                   7/1/05         2,500              16.41
            ------------------------------------------------------
                   7/7/05         1,300              16.28
            ------------------------------------------------------
                   7/8/05         400                17.82
            ------------------------------------------------------
                   7/11/05        1,500              17.76
            ------------------------------------------------------
                   7/12/05        3,240              17.52
            ------------------------------------------------------
                   7/14/05        1,800              17.46
            ------------------------------------------------------
                   7/15/05        1,000              17.45
            ------------------------------------------------------
                   7/18/05        1,150              17.49
            ------------------------------------------------------
                   7/19/05        1,010              17.47
            ------------------------------------------------------
                   7/21/05        2,000              17.71
            ------------------------------------------------------
                   7/22/05        1,100              17.62
            ------------------------------------------------------
                   7/25/05        1,400              17.66
            ------------------------------------------------------
                   7/26/05        1,200              17.81
            ------------------------------------------------------
                   7/27/05        2,700              17.90
            ------------------------------------------------------
                   7/28/05        4,500              17.75
            ------------------------------------------------------

            (d) N/A

            (e) N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

            N/A

Item 7.     Material to be Filed as Exhibits

            N/A
                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in the Statement is true, complete and correct.


      August 10, 2005                      /s/ DAVID NIERENBERG
      ---------------                      -------------------------------------
                                           David Nierenberg
                                           President
                                           Nierenberg Investment Management
                                           Company, Inc., the General Partner of
                                           The D3 Children's Fund, L.P.

Item 1.     Security and Issuer.

            Common stock in RADISYS CORPORATION (RSYS) 5445 N.E. Dawson Creek Drive, Hillsboro, OR 97124.

Item 2.     Identity and Background.

            The D3 Offshore Fund, L.P. is a Washington State limited partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3.     Source and Amount of Funds or Other Consideration

            Source of funds is money invested in the partnership by its partners.

Item 4.     Purpose of Transaction

            For investment purposes.

Item 5.     Interest in Securities of the Issuer.

            (a,b) The D3 Offshore Fund, L.P. owns and has sole voting and dispositive power over 283,900 common shares of RSYS.

            (c)   Date                Shares Bought    Price
                  ----                -------------    -----
            --------------------------------------------------------
                  6/21/05             36,500           15.02
            --------------------------------------------------------
                  6/22/05             41,700           15.07
            --------------------------------------------------------
                  6/23/05             11,100           15.06
            --------------------------------------------------------
                  6/24/05             15,100           14.99
            --------------------------------------------------------
                  6/27/05             5,300            15.02
            --------------------------------------------------------
                  7/1/05              18,900           16.40
            --------------------------------------------------------
                  7/5/05              2,300            16.78
            --------------------------------------------------------
                  7/6/05              2,000            17.11
            --------------------------------------------------------
                  7/7/05              1,875            17.28
            --------------------------------------------------------
                  7/8/05              2,330            17.77
            --------------------------------------------------------
                  7/11/05             10,000           17.74
            --------------------------------------------------------
                  7/12/05             27,000           17.52
            --------------------------------------------------------
                  7/13/05             2,650            17.53
            --------------------------------------------------------
                  7/14/05             1,800            17.46
            --------------------------------------------------------
                  7/15/05             5,300            17.43
            --------------------------------------------------------
                  7/18/05             8,700            17.47
            --------------------------------------------------------
                  7/19/05             7,545            17.44
            --------------------------------------------------------
                  7/20/05             4,000            17.65
            --------------------------------------------------------
                  7/21/05             9,200            17.70
            --------------------------------------------------------

            --------------------------------------------------------
                  7/22/05             7,400            17.60
            --------------------------------------------------------
                  7/25/05             8,350            17.65
            --------------------------------------------------------
                  7/26/05             8,550            17.80
            --------------------------------------------------------
                  7/27/05             21,300           17.89
            --------------------------------------------------------
                  7/28/05             25,000           17.75
            --------------------------------------------------------

            (d) N/A

            (e) N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

            N/A

Item 7.     Material to be Filed as Exhibits

            N/A

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in the Statement is true, complete and correct.


      August 10, 2005                    /s/ DAVID NIERENBERG
      ---------------                    ---------------------------------------
                                         David Nierenberg
                                         President
                                         Nierenberg Investment Management
                                         Company, Inc., the General Partner of
                                         the D3 Offshore Fund, L.P.

Item 1.     Security and Issuer.

            Common stock in RADISYS CORPORATION (RSYS) 5445 N.E. Dawson Creek Drive, Hillsboro, OR 97124.

Item 2.     Identity and Background.

            The D3 Family Bulldog Fund, L.P. is a Washington State limited partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3.     Source and Amount of Funds or Other Consideration

            Source of funds is money invested in the partnership by its partners.

Item 4.     Purpose of Transaction

            For investment purposes.

Item 5.     Interest in Securities of the Issuer.

            (a,b) The D3 Family Bulldog Fund, L.P. owns and has sole voting and dispositive power over 88,900 common shares of RSYS.

            (c) Date             Shares Bought      Price
                ----             -------------      -----
            -----------------------------------------------------
               6/21/05           11,300             15.03
            -----------------------------------------------------
               6/22/05           13,000             15.08
            -----------------------------------------------------
               6/23/05           3,500              15.06
            -----------------------------------------------------
               6/24/05           4,700              15.00
            -----------------------------------------------------
               6/27/05           1,500              15.03
            -----------------------------------------------------
               7/1/05            6,000              16.41
            -----------------------------------------------------
               7/5/05            1,000              16.79
            -----------------------------------------------------
               7/7/05            1,300              17.28
            -----------------------------------------------------
               7/8/05            780                17.79
            -----------------------------------------------------
               7/11/05           2,500              17.75
            -----------------------------------------------------
               7/12/05           7,560              17.52
            -----------------------------------------------------
               7/13/05           1,000              17.55
            -----------------------------------------------------
               7/14/05           2,100              17.46
            -----------------------------------------------------
               7/15/05           1,650              17.44
            -----------------------------------------------------
               7/18/05           2,700              17.47
            -----------------------------------------------------
               7/19/05           2,210              17.45
            -----------------------------------------------------
               7/20/05           1,000              17.67
            -----------------------------------------------------
               7/21/05           3,000              17.71
            -----------------------------------------------------

            -----------------------------------------------------
               7/22/05           2,300              17.61
            -----------------------------------------------------
               7/25/05           2,650              17.65
            -----------------------------------------------------
               7/26/05           2,650              17.80
            -----------------------------------------------------
               7/27/05           6,000              17.90
            -----------------------------------------------------
               7/28/05           8,500              17.75
            -----------------------------------------------------

            (d) N/A

            (e) N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

            N/A

Item 7.     Material to be Filed as Exhibits

            N/A

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in the Statement is true, complete and correct.


     August 10, 2005                      /s/ DAVID NIERENBERG
     ---------------                      --------------------------------------
                                          David Nierenberg
                                          President
                                          Nierenberg Investment Management
                                          Company, Inc., the General Partner of
                                          The D3 Family Bulldog Fund, L.P.